Exhibit 10.3

VIA HAND DELIVERY

January 19, 2019

Katrine Bosley

Dear Katrine:

I am writing to confirm the arrangements with respect to your transition and separation from employment with Editas Medicine, Inc. (the “Company”).

As we have discussed, provided you sign and return this letter agreement to me by January 21, 2019, you will have the opportunity to remain employed by the Company as President and Chief Executive Officer through March 1, 2019 (the “Separation Date”), pursuant to the terms and conditions set forth below, with your resignation from such employment and offices effective on that date.  We agree that all public communication by the Company regarding your resignation will be substantially consistent with the press release in the form attached hereto as Attachment 1.  Further, provided you sign and return the Additional Release of Claims attached hereto as Exhibit A (the “Additional Release”) on the Separation Date and do not revoke the Additional Release, you will have the opportunity to receive the post-separation consideration described in paragraph 2 below.

By timely signing and returning this letter agreement, and by timely signing and returning the Additional Release and not revoking your acceptance, you will be entering into binding agreements with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the releases of claims set forth in paragraph 3 and in the Additional Release.  Therefore, you are advised to consult with an attorney before signing this letter agreement or the Additional Release, and you have been given a reasonable amount of time to consider this letter agreement, and at least twenty-one (21) days to consider the Additional Release.  If you sign the Additional Release, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it (the “Revocation Period”) by notifying me in writing.  If you do not so revoke, the Additional Release will become a binding agreement between you and the Company upon the expiration of the Revocation Period.

The following sets forth the terms and conditions that will apply should you timely sign and return this letter agreement:

1.         Resignation; Transition Period – You hereby resign (a) effective as of the Separation Date, from employment with, and from your offices as President and Chief Executive Officer of, the Company, and (b) effective immediately as of the date you sign this letter agreement, from your membership on the Company’s Board of Directors (the “Board”), and from any and all other positions as an officer of the Company and/or a member of any Board committees of the Company and any positions with Editas Securities Corporation.  You further agree to execute and deliver any documents reasonably necessary to effectuate such resignations described in the previous sentence, as requested by the Company. The period between the date you sign and return this letter agreement and the Separation Date will be a transition period (the “Transition Period”), during which you will perform transition duties as may be reasonably requested by and at the direction of the Board, which will entail assisting with the transition of your duties and responsibilities to an interim Chief Executive Officer (collectively, the “Transition Duties”) and the interim CEO will be responsible for all Company decisions during this period.  Further, for purposes of clarity, you will not be required to sign any documents as CEO of the Company.  Also, during the Transition Period, you will not work from the offices of the Company except as occasionally requested by the Chairman of the Board or the interim CEO.  During the Transition Period, you will continue to receive your regular base salary at its current rate, to participate in the Company’s benefit plans (pursuant to the terms and conditions of such plans), and to be entitled to vacation time in accordance with Company policy; provided, however, that you will not be eligible for or entitled to participate in any Company bonus plan for the 2019 fiscal year or future fiscal years.  You will, however, be eligible to receive a  bonus for 2018 equal to your target bonus times the percentage achievement of the Company’s 2018 goals as assessed by the Board of Directors of the Company in connection with the determination of bonuses for the executive team, with any such bonus to be payable to you in the first quarter of 2019, no later than March 15, 2019.  Notwithstanding any of the foregoing, the Company retains the right to terminate your employment prior to the Separation Date for Cause (as defined in the Company’s Severance Benefits Plan adopted on December 10, 2015 (the “Severance Plan”), in which case your employment with the Company shall end immediately and you will not be eligible to receive any further payment, including bonus, or benefit from the Company, except for your final wages and any unused vacation time accrued through the last day of your employment and, if eligible and at your own cost, group medical insurance pursuant to the law known as “COBRA”.

2.         Post-Separation Consideration – If you timely sign and return this letter agreement, continue employment through the Transition Period in accordance with the terms hereof, and timely sign and return the Additional Release (and do not revoke your acceptance within the Revocation Period), you will be eligible to receive the following:

(a)        COBRA Contribution.  Should you timely elect and be eligible to continue receiving group health and/or dental insurance pursuant to applicable “COBRA” law, the Company will, until the earlier of (x) February 28, 2020, and (y) the date on which you become eligible to receive group health insurance from a new employer (as applicable, the “COBRA Contribution Period”), continue to pay on your behalf  the share of the premiums for such coverage that it pays on behalf of active and similarly situated employees who receive the same type of coverage and any administrative fee.  The remaining balance of any premium costs during the COBRA Contribution Period, and all premium costs thereafter, shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation.  You agree that, should you obtain alternative health and/or dental insurance coverage prior to February 28, 2020, you will so inform the Company in writing within five (5) business days of obtaining such coverage.

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(b)        Advisory Services Agreement.  The Company will engage you as an advisor pursuant to the terms set forth in the fully executed  Advisory Services Agreement  attached hereto as Exhibit B (the “Advisory Agreement”).

You acknowledge that you will not be eligible for, nor shall you have a right to receive, any payments or benefits from the Company following the Separation Date other than as set forth in this paragraph, including, for the avoidance of doubt, any payments or benefits pursuant to the employment letter agreement between you and the Company dated June 12, 2014 (the “Employment Agreement”) or the Severance Plan.

3.         Release of Claims – In exchange for the consideration described in this letter agreement, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act, Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, and the Employee Retirement Income Security Act, all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, any claims arising out of or related to the Employment Agreement and/or the Severance Plan); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims does not prevent you from filing a charge with,

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cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and you further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding).  Further, notwithstanding anything to the contrary herein, you are not releasing any rights you may have to vested benefits and equity, your rights set out in the Advisory Agreement (subject to the terms and conditions thereof and hereof), and/or any rights you may have to indemnification and defense (recognizing that such indemnification or defense rights are not guaranteed by this Agreement and shall be governed by common law and the instrument(s), if any, providing for such indemnification and defense).

4.         Continuing Obligations – You acknowledge your continuing obligation, both during the Transition Period and at all times thereafter, to keep confidential and not to use or disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, including any non-public information concerning the Company’s business affairs, business prospects, and financial condition, except as otherwise permitted by paragraph 8 below.  Further, you remain subject to your continuing obligations to the Company as set forth in the Invention and Non-Disclosure Agreement and the Non-Competition and Non-Solicitation Agreement that you previously signed in connection with your employment by the Company (the “Restrictive Covenant Agreements”), which remain in full force and effect during the Transition Period and survive your separation from employment with the Company.

5.         Non-Disparagement – You understand and agree that, to the extent permitted by law, including receiving a subpoena, and except as otherwise permitted by paragraph 8 below, you will not, in public or private, make any false, disparaging, derogatory or defamatory statements, online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the Company’s business affairs, business prospects, or financial condition.

6.         Return of Company Property – You agree that you will, no later than the Separation Date (and earlier upon request by the Company), return to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company owned property in your possession or control, and that you will leave intact all, and will otherwise not destroy, delete, or made inaccessible to the Company any, electronic Company documents, including, but not limited to, those that you developed or helped to develop during your employment, and that following the Separation Date you will not (a) retain any copies in any form or media; (b) maintain access to any copies in any form, media, or location; (c) store any copies in any physical or electronic locations that are not readily accessible or not known to the Company or that remain accessible to

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you; or (d) send, give, or make accessible any copies to any persons or entities that the Company has not authorized to receive such electronic or hard copies. You further confirm that you will cancel all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.

7.         Confidentiality – You understand and agree that, to the extent permitted by law, including receiving a subpoena, and except as otherwise permitted by paragraph 8 below, the contents of the negotiations and discussions resulting in this letter agreement shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company.

8.         Scope of Disclosure Restrictions – Nothing in this letter agreement or elsewhere prohibits you from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings.  You are not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information you obtained through a communication that was subject to the attorney-client privilege.  Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

9.         Cooperation – You agree that, to the extent permitted by law, you shall cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator.  Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding and to act as a witness when requested by the Company.  You further agree that, to the extent permitted by law, you will notify the Company with in two business days in the event that you are served with a subpoena (other than a subpoena issued by a government agency), or in the event that you are asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.

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The Company agrees to pay your reasonable and documented out-of-pocket expenses incurred to comply with this section.

10.       Amendment and Waiver – This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto.  This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.  No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

11.       Validity – Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

12.       Nature of Agreement  – You understand and agree that this letter agreement is a separation agreement and does not constitute an admission of liability or wrongdoing on the part of the Company or you.

13.       Acknowledgments – You acknowledge that you have been given a reasonable amount of time to consider this letter agreement, and at least twenty-one (21) days to consider the Additional Release, and that the Company is hereby advising you to consult with an attorney of your own choosing prior to signing each of this letter agreement and the Additional Release.  You understand that you may revoke the Additional Release for a period of seven (7) days after you sign it by notifying me in writing, and the Additional Release shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  You understand and agree that by entering into the Additional Release, you will be waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you will be receiving consideration beyond that to which you were previously entitled.

14.       Voluntary Assent – You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement.  You further state and represent that you have carefully read this letter agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

15.       Applicable Law – This letter agreement, including Exhibits A and B, shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.  You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which

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courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

16.       Entire Agreement – This letter agreement, including Exhibits A and B, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your separation from and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith.

17.       Tax Acknowledgement – In connection with the benefits to be provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such benefits under applicable law.  You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of any of the benefits described in this letter agreement.

If you have any questions about the matters covered in this letter agreement, please call me.

Very truly yours,

By:	/s/ James C. Mullen
James C. Mullen
Chairman of the Board

I hereby agree to the terms and conditions set forth above.  I further understand that the consideration set forth in paragraph 2 is contingent upon my timely execution, return and non-revocation of the Additional Release, and that I am being given at least twenty-one (21) days to consider such Additional Release, and will have seven (7) days in which to revoke my acceptance after I sign such Additional Release.

/s/ Katrine Bosley	January 19, 2019
Katrine Bosley	Date

To be returned in a timely manner as set forth on the first page of this letter agreement.

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Exhibit A

ADDITIONAL RELEASE OF CLAIMS

1.         Release – In exchange for the consideration set forth in the letter agreement dated January 19, 2019 between you (Katrine Bosley) and the Company (Editas Medicine, Inc.) to which this Additional Release of Claims (the “Additional Release”) is attached (the “Separation Agreement”), which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act, Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, and the Employee Retirement Income Security Act, all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, any claims arising out of or related to the Employment Agreement and/or the Severance Plan (both as defined in the Separation Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims does not prevent you from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and you further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding). Further, notwithstanding anything to the contrary

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herein, you are not releasing any rights you may have to vested benefits and equity, your rights set out in the Advisory Agreement (subject to the terms and conditions thereof and hereof), and/or any rights you may have to indemnification and defense (recognizing that such indemnification or defense rights are not guaranteed by this Agreement and shall be governed by the common law and such instrument(s), if any, providing for such indemnification and defense).

2.         Business Expenses and Final Compensation – You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you.  You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages and bonuses, and that no other compensation or consideration is owed to you except as provided in the Agreement.

3.         Return of Company Property – You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company owned property in your possession or control, and that you have left intact all, and have otherwise not destroyed, deleted, or made inaccessible to the Company any, electronic Company documents, including, but not limited to, those that you developed or helped to develop during your employment, and that you have not (a) retained any copies in any form or media; (b) maintained access to any copies in any form, media, or location; (c) stored any copies in any physical or electronic locations that are not readily accessible or not known to the Company or that remain accessible to you; or (d) sent, given, or made accessible any copies to any persons or entities that the Company has not authorized to receive such electronic or hard copies. You further confirm that you have canceled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.

4.         Acknowledgments – You acknowledge that you have been given at least twenty-one (21) days to consider this Additional Release, and that the Company advised you in writing to consult with an attorney of your own choosing prior to signing this Additional Release.  You understand that you may revoke this Additional Release for a period of seven (7) days after you sign it by notifying me in writing, and the Additional Release shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  You understand and agree that by entering into this Additional Release, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

5.         Voluntary Assent – You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Additional Release, and that you fully understand the meaning and intent of this Additional Release.  You state and represent that you have had an opportunity to fully discuss and review the terms of this Additional Release with an attorney.  You further state and represent that you have carefully read this Additional Release, understand the contents herein, freely and

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voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

I hereby provide this Additional Release as of the current date and acknowledge that the execution of this Additional Release is in further consideration of the benefits described in the letter agreement to which this Additional Release is attached, to which I acknowledge I would not be entitled if I did not sign this Additional Release.  I intend that this Additional Release will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) calendar days.

Katrine Bosley	Date

To be signed and returned on the Separation Date.

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Exhibit B

EDITAS MEDICINE, INC.

ADVISORY SERVICE AGREEMENT

This Advisory Services Agreement (the “Agreement”), is signed concurrently with the Separation Agreement dated January 19, 2019, to which this Agreement is attached as Exhibit B (the “Separation Agreement”) and effective as of March  1, 2019 (the “Effective Date”) is entered into by Editas Medicine, Inc., a Delaware corporation (the “Company”), and Katrine Bosley, having an address set forth under his or her signature hereto (the “Advisor”).

WHEREAS, the Company and the Advisor desire to establish the terms and conditions under which the Advisor will provide services to the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.         Advisory Services.  The Advisor agrees to perform such advisory and related services to and for the Company as specified on Schedule A to this Agreement with the time limits set out in section 5 below.

2.         Term.  This Agreement shall commence on the Effective Date and shall continue until December 31, 2019 unless sooner terminated in accordance with the provisions of Section 4 (such period, the “Advisory Period”).

3.         Compensation.

3.1       Advising Fees.  The Company shall pay to the Advisor a fee of $56,000 per month, payable in arrears on the last day of each month.  Payment for any partial month shall be prorated.  The monthly advising fee is a fixed amount and shall not be subject to increase regardless of the number of hours expended in any given month by the Advisor in the provision of the services hereunder.

3.2       Expenses.  The Company shall reimburse the Advisor for all reasonable and necessary documented out of pocket expenses incurred or paid by the Advisor in connection with, or related to, the performance of Advisor’s services under this Agreement.  The Advisor shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred in the previous month.  The Company shall pay to the Advisor amounts shown on each such statement within thirty (30) days after receipt thereof.  Notwithstanding the foregoing, the Advisor shall not incur total expenses in excess of $500.00 per month without the prior written approval of the Company.

3.3       Benefits.  The Advisor shall not be entitled to any benefits, coverages or privileges, including, without limitation, health insurance, social security, unemployment, medical or pension payments, made available to employees of the Company.  Any stock options granted to Advisor while an employee by the Company shall be subject to the terms and conditions of the stock option agreement and the 2015 Stock Incentive Plan under which they were granted.

4.         Termination.  This Agreement, shall terminate upon the first to occur of (a) December 31, 2019; (b) the date the Company provides the Advisor with written notice of material breach of this Agreement or the Separation Agreement to which this Agreement is attached as Exhibit B; (c) the date the Advisor fails to timely sign the Additional Release of Claims attached to the Separation Agreement as Exhibit A (the “Additional Release”), (d) the date the Advisor revokes the Additional Release;  and (e) the date the Advisor terminates, or the parties to this Agreement mutually terminate, this Agreement for convenience on not less than sixty (60) days’ prior written notice, unless a shorter notice period is mutually agreed.  Upon termination of this Agreement, the Company shall have no further liability other than for payment in accordance with the terms of this Agreement for Advisory Services provided prior to the termination date and (subject to the limitation in Section 3.2 for expenses paid or incurred prior to the effective date of termination that have not been previously paid).  Such payment shall constitute full settlement of any and all claims of the Advisor of every description against the Company.

5.         Cooperation.  The Advisor shall use Advisor’s commercially reasonable efforts in the performance of Advisor’s obligations set out in Attachment A to this Agreement.  The Company shall provide such access to its information and property as may be reasonably required in order to permit the Advisor to perform Advisor’s obligations hereunder.  The Advisor shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property. For purposes of clarity, the Advisor will not be required to work more than 10 hours a week during the Advisory Period.

6.         Proprietary Information and Inventions.

6.1       Proprietary Information.

(a)        The Advisor acknowledges that Advisor’s relationship with the Company is one of high trust and confidence and that in the course of Advisor’s service to the Company, Advisor will have access to and contact with Proprietary Information.  The Advisor will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of the services) without written approval by an officer of the Company, either during or after the Advisory Period, unless and until such Proprietary Information has become public knowledge without fault by the Advisor.

(b)        For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information, whether or not in writing, whether or not patentable and whether or not copyrightable, of a private, secret or confidential nature, owned, possessed or used by the Company, concerning the Company’s business, business relationships or financial affairs, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical or research data, clinical data, know-how, computer program, software, software

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documentation, hardware design, technology, product, processes, methods, techniques, formulas, compounds, projects, developments, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost, customer, supplier or personnel information or employee list that is communicated to, learned of, developed or otherwise acquired by the Advisor in the course of Advisor’s service as an advisor to the Company.

(c)        The Advisor agrees that all files, documents, letters, memoranda, reports, records, data sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Advisor or others, which shall come into Advisor’s custody or possession, shall be and are the exclusive property of the Company to be used by the Advisor only in the performance of Advisor’s duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company.  All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Advisor shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) the termination of this Agreement.  After such delivery, the Advisor shall not retain any such materials or copies thereof or any such tangible property.

(d)        The Advisor agrees that Advisor’s obligation not to disclose or to use information and materials of the types set forth in paragraphs (b) and (c) above, and Advisor’s obligation to return materials and tangible property set forth in paragraph (c) above extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Advisor.

(e)        The Advisor acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  The Advisor agrees to be bound by all such obligations and restrictions that are known to Advisor and to take all action necessary to discharge the obligations of the Company under such agreements.

(f)        The Advisor’s obligations under this Section 6.1 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Advisor or others of the terms of this Section 6.1, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, (iii) is approved for release by written authorization of an officer of the Company, or (iv) is independently learned by the Advisor with no reliance on any propriety information or resources of the Company.  Further, nothing herein prohibits the Advisor from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings.  In addition, notwithstanding the Advisor’s confidentiality and nondisclosure obligations, the Advisor is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a

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Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

6.2       Inventions.

(a)        All inventions, ideas, creations, discoveries, computer programs, works of authorship, data, developments, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) which are made, conceived, reduced to practice, created, written, designed or developed by the Advisor, solely or jointly with others or under Advisor’s direction and whether during normal business hours or otherwise, (i) during the Advisory Period if related to the business of the Company or (ii) after the Advisory Period if resulting or directly derived from Proprietary Information (as defined below) (collectively under clauses (i) and (ii), “Inventions”), shall be the sole property of the Company.  The Advisor hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as Advisor’s duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority.  However, this paragraph shall not apply to Inventions which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Invention is created, made, conceived or reduced to practice and which are made and conceived by the Advisor not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information.  The Advisor further acknowledges that each original work of authorship which is made by the Advisor (solely or jointly with others) within the scope of the Agreement and which is protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act.

(b)        The Advisor agrees that if, in the course of performing the services pursuant to this Agreement, the Advisor incorporates into any Invention developed under this Agreement any preexisting invention, improvement, development, concept, discovery or other proprietary information owned by the Advisor or in which the Advisor has an interest (“Prior Inventions”), (i) the Advisor will inform the Company, in writing before incorporating such Prior Inventions into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto.  The Advisor will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without the Company’s prior written permission.

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(c)        Upon the request of the Company and at the Company’s expense, the Advisor shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.  The Advisor also hereby waives all claims to moral rights in any Inventions.

(d)        The Advisor shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention.  Such written records shall be available to and remain the sole property of the Company at all times.

7.         Non-Exclusivity.  The Company retains the right to contract with other companies and/or individuals for advising services without restriction.  Similarly, the Advisor retains the right, subject to the Advisor’s continuing obligations under the Restrictive Covenant Agreements referenced in the Separation Agreement, to contract with other companies or entities for the Advisor’s advising services.

8.         Other Agreements; Warranty.

8.1       The Advisor hereby represents that, except as the Advisor has previously disclosed in writing to the Company, the Advisor is not bound by the terms of any agreement with any third party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Advisor’s advising the Company, to refrain from competing, directly or indirectly, with the business of such third party or to refrain from soliciting employees, customers or suppliers of such third party.  The Advisor further represents that Advisor’s performance of all the terms of this Agreement and the performance of the services as an Advisor of the Company do not and will not breach any agreement with any third party to which the Advisor is a party (including, without limitation, any nondisclosure or non-competition agreement), and that the Advisor will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others.

8.2       The Advisor hereby represents, warrants and covenants that Advisor has the skills and experience necessary to perform the services, that Advisor will perform said services in a professional, competent and timely manner, that Advisor has the power to enter into this Agreement and that Advisor’s performance hereunder will not infringe upon or violate the rights of any third party or violate any federal, state or municipal laws.

9.         Independent Contractor Status.

9.1       The Advisor shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company.  The Advisor is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

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9.2       The Advisor shall have the right to control and determine the time, place, methods, manner and means of performing the services within reasonable business hours.  In performing the services, the amount of time devoted by the Advisor on any given day will be entirely within the Advisor’s control, and the Company will rely on the Advisor to put in the amount of time necessary to fulfill the requirements of this Agreement, subject to the maximum number of hours per month as stated above.    The Advisor is not required to attend regular meetings at the Company.  However, upon reasonable notice, the Advisor shall meet with representatives of the Company at a location to be designated by the parties to this Agreement.

9.3       In the performance of the services, the Advisor has the authority to control and direct the performance of the details of the services, the Company being interested only in the results obtained.  However, the services contemplated by the Agreement must meet the Company’s standards and approval and shall be subject to the Company’s general right of inspection and supervision to secure their satisfactory completion.

9.4       The Advisor shall not use the Company’s trade names, trademarks, service names or service marks without the prior approval of the Company.

9.5       The Advisor shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes in connection with this Agreement and for maintaining adequate workers’ compensation insurance coverage.  The Advisor shall indemnify, defend and hold harmless the Company and its successors and assigns from and against any claim or liability of any kind (including penalties, fees or charges) resulting from the Advisor’s failure to pay the taxes, penalties, and payments referenced in this Section 10.

10.       Remedies.  The Advisor acknowledges that any breach of the provisions of Sections 6 or 7 of this Agreement shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone.  The Advisor agrees, therefore, that, in addition to any other remedy the Company may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Advisor and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting a bond.

11.       Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 12.

12.       Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

13.       Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement (provided, for the avoidance of doubt, that it does not

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supersede the Separation Agreement or the Restrictive Covenant Agreements referenced therein).

14.       Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Advisor.

15.       Non-Assignability of Contract.  This Agreement is personal to the Advisor and the Advisor shall not have the right to assign any of Advisor’s rights or delegate any of Advisor’s duties without the express written consent of the Company.  Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by the Advisor.

16.       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

17.       Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Advisor are personal and shall not be assigned by Advisor.

18.       Interpretation.  If any restriction set forth in Section 6  is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

19.       Survival.  Sections 4 through 20 shall survive the expiration or termination of this Agreement.

20.       Miscellaneous.

20.1     No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

20.2     The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

20.3     In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Advisory Services Agreement as of the date and year first above written.

COMPANY:

EDITAS MEDICINE, INC.

By:
James C. Mullen
Chairman of the Board of Directors

ADVISOR:

Name: Katrine S. Bosley

Signature Page to Advisory services Agreement

SCHEDULE A

DESCRIPTION OF SERVICES

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The advising would be at the request of the interim CEO and the new CEO to support transition, provide historical information on the Company and partnerships, and act as Company representative at policy forums and provide additional expertise to the interim and new CEOs regarding the Company’s industry and business.